PRESS RELEASE

BASIC EARTH REPORTS PRODUCTION FROM BAKKEN WELL

On Thursday June 11, 2009, 5:29 pm EDT

DENVER--(BUSINESS WIRE)--BASIC EARTH SCIENCE SYSTEMS, INC. (OTCBB: BSIC - News) reports that the Roscoe 2H-8 well, a horizontal well located in the Banks Prospect in eastern McKenzie County, ND, came online in early May 2009. The well tested at a rate of 543 barrels of oil, 1,185 thousand cubic feet of gas and 122 barrels of water per day. Drilled in the Bakken formation, the well is currently flowing at a rate of 300 barrels of oil per day. Basic Earth’s partner, Panther Energy Company, LLC, Tulsa, OK, drilled the well and is the operator, with Basic Earth retaining a 6.5% interest in Panther’s interest in the well.

Commenting on the initial well production, President Ray Singleton said, “We are pleased with the successful completion of this well in the Bakken formation and are hopeful that an improvement in the price of oil will allow for addition drilling in this area.”

The Roscoe well, along with the Wil E. Coyote well previously drilled by Panther, is located on the 13,000 gross acres Banks Prospect which is overlying the Bakken formation.  In August 2008, Basic Earth signed an agreement with Panther, the terms of which give Panther the rights to Basic Earth’s 20% interest in the Banks Prospect, a 20-partner consortium.  Under the terms of the agreement, Panther was required to drill two horizontal wells in the Bakken formation and carry Basic Earth for its cost exposure in the first two wells.  Basic Earth will now be required to pay its proportional share of costs for future wells drilled.

Basic Earth is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area.  Basic Earth is traded on the Over The Counter Bulletin Board under the symbol BSIC.  Information on Basic Earth can be found at it web site: www.basicearth.net.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  Some statements contained in this release are forward-looking and, therefore, involve uncertainties or risks that could cause actual results to differ materially.  Such forward looking statements include comments regarding production rates, assumptions regarding working interests in each well and future forecasts and conclusions regarding production rates.  Factors that could cause actual results to differ materially include price volatility of oil and gas, economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations.  These and other factors are discussed in more detail in Basic Earth’s filings with the Securities and Exchange Commission, including the “Risk Factors” contained in the Company’s Annual Report on Form 10-K filed on March 31, 2008.  The Company disclaims any obligation to update forward-looking statements.